INVESTMENT MANAGEMENT AGREEMENT

     THIS INVESTMENT MANAGEMENT AGREEMENT made as of the 1st day of September 2000, by and between PILGRIM PRIME RATE TRUST, a Massachusetts Business Trust (hereinafter called the "Trust"), and PILGRIM INVESTMENTS, INC., a corporation organized and existing under the laws of the State of Delaware (hereinafter called the "Manager").

                                   WITNESSETH:

     WHEREAS, the Trust is a closed-end management investment company, registered as such under the Investment Company Act of 1940; and

     WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, and is engaged in the business of supplying investment advice and investment management services, as an independent contractor; and

     WHEREAS, the Trust desires to retain the Manager to render investment advice and investment management services to the Trust pursuant to the terms and provisions of this Agreement, and the Manager is interested in furnishing said advice and services.

     NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

          1. The Trust hereby employs the Manager and the Manager hereby accepts such employment, to render investment advice and investment management services with respect to the assets of the Trust, subject to the supervision and direction of the Trust's Board of Trustees. The Manager shall, as part of its duties hereunder (i) furnish the Trust with advice and recommendations with respect to the investment of the Trust's assets and the purchase and sale of its portfolio securities, including the taking of such other steps as may be necessary to implement such advice and recommendations, (ii) furnish the Trust with reports, statements and other data on securities, economic conditions and other pertinent subjects which the Trust's Board of Trustees may request, (iii) permit its officers and employees to serve without compensation as Trustees of the Trust if elected to such positions and (iv) in general superintend and manage the investment of the Trust, subject to the ultimate supervision and direction to the Trust's Board of Trustees.

          2. The Manager shall use its best judgment and efforts in rendering the advice and services to the Trust as contemplated by this Agreement.

          3. The Manager shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for or represent the Trust in any way, or in any way be deemed an agent for the Trust. It is expressly understood and agreed that the services to be rendered by the Manager to the Trust under the provisions of this Agreement are not to be deemed exclusive, and the Manager shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.
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          4. The Manager agrees to use its best efforts in the furnishing of such advice and recommendations to the Trust, in the preparation of reports and information, and in the management of the Trust's assets, all pursuant to this Agreement, and for this purpose the Manager shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Manager shall be deemed to include persons employed or retained by the Manager to furnish statistical, research, and other factual information, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as the Manager may desire and request.

          5. The Trust will from time to time furnish to the Manager detailed statements of the investments and assets of the Trust and information as to its investment objectives and needs, and will make available to the Manager such financial reports, proxy statements, legal and other information relating to its investments as may be in the possession of the Trust or available to it and such information as the Manager may reasonably request.

          6. Whenever the Manager has determined that the Trust should tender securities pursuant to a "tender offer solicitation" the Manager shall designate an affiliate as the "tendering dealer" so long as it is legally permitted to act in such capacity under the Federal securities laws and rules thereunder and the rules of any securities exchange or association of which such affiliate may be a member. Such affiliated dealer shall not be obligated to make any additional commitments of capital, expenses or personnel beyond that already committed (other than normal periodic fees or payments necessary to maintain its corporate existence and membership in the National Associations of Securities Dealers, Inc.) as of the date of this Agreement. This Agreement shall not obligate the Manager or such affiliate (i) to act pursuant to the foregoing requirement under any circumstances in which they might reasonably believe that liability might be imposed upon them as a result of so acting, or (ii) to institute legal or other proceedings to collect fees which may be considered to be due from others to it as a result of such a tender, unless the Trust shall enter into an Agreement with such affiliate to reimburse it for all expenses connected with attempting to collect such fees, including legal fees and expenses and that portion of the compensation due to their employees which is attributable to the time involved in attempting to collect such fees.

          7. The Manager shall bear and pay the costs of rendering the services to be performed by it under this Agreement. The Trust shall be responsible for all other expenses of its operation, including, but not limited to, expenses incurred in connection with the sale, issuance, registration, and transfer of its shares; fees of its custodian, transfer and shareholder servicing agent; salaries of officers and fees and expenses of trustees or members of any advisory board or committee of the Trust who are not members of, affiliated with or interested persons of the Manager; the cost of preparing and printing reports, proxy statements and prospectuses of the Trust or other communications for distribution to its shareholders; legal, auditing and accounts fees; the fees of any trade associations of which the Trust is a member; fees and expenses of registering and maintaining registration of its shares for sale under Federal and applicable State securities laws; and all other charges and costs of its operation plus any extraordinary and non-recurring expenses, except as herein otherwise prescribed. To the extent the Manager incurs any costs or performs any services which are an obligation of the Trust, as set forth herein, the Trust shall promptly reimburse the Manager for such costs and expenses. To the extent the services for which the Trust is obligated to pay are performed by the Manager, the Manager shall be entitled to recover from the Trust only to the extent of its costs for such services.

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          8.(a) The Trust agrees to pay to the Manager, and the Manager agrees to accept, as full compensation for all administrative and investment management services furnished or provided to the Trust and as full reimbursement for all expenses assumed by the Manager, a management fee computed at an annual percentage rate of .80% of the Managed Assets of the Trust. For purposes of this Agreement, "Managed Assets" shall mean the Trust's average daily gross asset value, minus the sum of the Trust's accrued and unpaid dividends on any outstanding preferred shares and accrued liabilities (other than liabilities for the principal amount of any borrowings incurred, commercial paper or notes issued by the Trust and the liquidation preference of any outstanding preferred shares).

          (b) The management fee shall be accrued daily by the Trust and paid to the Manager at the end of each calendar month.

          (c) If, for any fiscal year, the expenses borne by the Trust, including the investment advisory fee, but excluding brokerage commissions and fees, taxes, interest and to the extent permitted, any extraordinary expenses such as litigation and non-recurring expenses, would exceed the expense limitations applicable to the Trust imposed by the securities laws or regulations thereunder of any state in which the Trust's shares are qualified for sale, the Manager agrees to reduce its fee or reimburse the Trust for all such excess expenses exceeding such limitation no later than the last day of the first month of the next succeeding fiscal year. For the purposes of this paragraph, the term "fiscal year" shall exclude the portion of the current fiscal year which shall have elapsed prior to the date hereof and shall include the portion of the then current fiscal year which shall have elapsed at the date of termination of this Agreement.

          (d) The management fee payable by the Trust hereunder shall be reduced to the extent that an affiliate of the Manager has actually received cash payments of tender offer solicitation fees less certain costs and expenses incurred in connection therewith, as referred to in Paragraph 6 herein.

          9. The Manager agrees that neither it nor any of its officers or employees shall take any short position in the capital stock of the Trust. This prohibition shall not prevent the purchase of such shares by any of the officers and directors or bona fide employees of the Manager or any trust, pension, profit-sharing or other benefit plan for such persons or affiliates thereof.

          10. Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Trust Indenture or applicable statute or regulation, or to relieve or deprive the Board of Trustees of the Trust of its responsibility for and control of the conduct of the affairs of the Trust.

          11.(a) In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Manager, the Manager shall not be subject to liability to the Trust or to any shareholder of the Trust for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any investment by the Trust.

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          (b) Notwithstanding the foregoing, the Manager agrees to reimburse the
     Trust for any and all costs, expenses, and counsel and trustees' fees reasonably incurred by the Trust in the preparation, printing and distribution of proxy statements, amendments to its Registration Statement, holding of meetings of its shareholders or trustees, the conduct of factual investigations, any legal or administrative proceedings including any applications for exemptions or determinations by the Securities and Exchange Commission which the Trust incurs as the result of action or inaction of the Manager or any of its shareholders where the action or inaction necessitating such expenditures (i) is directly or indirectly related to any transaction or proposed transaction in the shares or control of the Manager or its affiliates (or litigation related to any pending or proposed future transaction in such shares or control) which shall have been undertaken without the prior express approval of the Trust's Board of Trustees; or (ii) is within the sole control of the Manager or any of its affiliates or any of their officers, directors, employees or shareholders. The Manager shall not be obligated pursuant to the provisions of this Subparagraph 11(b), to reimburse the Trust for any expenditures related to the institution of an administrative proceeding or civil litigation by the Trust or a Trust shareholder seeking to recover all or a portion of the proceeds derived by any shareholder of the Manager or any of its affiliates from the sale of his shares of the Manager, or similar matters. So long as this Agreement is in effect, the Manager shall pay to the Trust the amount due for expenses subject to this Subparagraph 11(b) within thirty (30) days after a bill or statement has been received by the Trust therefor. This provision shall not be deemed to be a waiver of any claim the Trust may have or may assert against the Manager or others or costs, expenses, or damages heretofore incurred by the Trust for costs, expenses, or damages the Trust may hereinafter incur which are not reimbursable to it hereunder.

          (c) No provision of this Agreement shall be construed to protect any trustee or officer of the Trust, or the Manager, from liability in violation of Section 17(h) and (i) of the Investment Company Act of 1940, as amended.

          12. This Agreement shall become effective on the date first written above, subject to the condition that the Trust's Board of Trustees, including a majority of those Trustees who are not interested persons (as such term is defined in the Investment Company Act of 1940) of the Manager, and the shareholders of the Trust, shall have approved this Agreement. Unless terminated as provided herein, the Agreement shall continue in full force and effect for two (2) years from the effective date of this Agreement, and shall continue in effect from year to year thereafter so long as such continuation is specifically approved at least annually by (i) the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Trust, and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.

          13. This Agreement may be terminated at any time, without payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Trust, upon sixty (60) days written notice to the Manager, and by the Manager upon sixty (60) days written notice to the Trust.

          14. This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the Investment Company Act of 1940, as amended.

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          15. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

          16. The term "majority of the outstanding voting securities" of the Trust shall have the meaning as set forth in the Investment Company Act of 1940, as amended.

          17. In consideration of the execution of this Agreement the Manager, on behalf of its sole shareholder, Pilgrim Group, Inc. hereby grants to the Trust the right to use the name "Pilgrim" as part of its name. The Manager, on behalf of its sole shareholder, Pilgrim Group, Inc. reserves the right to grant to others the right to use the name "Pilgrim" including to any other investment company. The Trust agrees that in the event this Agreement is terminated, the Trust shall immediately take such steps as are necessary to amend its name and remove the reference to "Pilgrim."

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first above written.


                                        PILGRIM PRIME RATE TRUST


Attest:                                 By:
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Title:                                  Title:
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                                        PILGRIM INVESTMENTS, INC.


Attest:                                 By:
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Title:                                  Title:
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